Exhibit 99.1

Media Contact:	Bob Klein (414) 343-8664

Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS BROAD IMPROVEMENT

IN FULL-YEAR RESULTS FROM CONTINUING OPERATIONS FOR 2010

Company Generates Full-Year EPS of $1.11 from Continuing Operations

Performance Reflects Strong Rebound at HDFS, Progress on

Business Strategy and at Retail

Company Forecasts 2011 Shipment Growth

MILWAUKEE, Jan. 25, 2011 — Harley-Davidson, Inc. (NYSE: HOG) reported full-year 2010 income from continuing operations of $259.7 million, or $1.11 per share, compared to income of $70.6 million, or $0.30 per share, from continuing operations in 2009. For the fourth quarter of 2010, Harley-Davidson recorded a loss from continuing operations of $42.1 million, or $0.18 per share, which includes the impact of a one-time, $85.2 million charge from the Company’s early repurchase of senior unsecured notes during the quarter.

Retail sales of new Harley-Davidson motorcycles in the fourth quarter were nearly level with the year-ago period, decreasing 1.0 percent worldwide and 0.2 percent in the U.S.

The Company’s financial services unit, Harley-Davidson Financial Services, was a key contributor to 2010 earnings, with operating income from financial services of $181.9 million for the full year, including $43.5 million in the fourth quarter. Operating income from motorcycles and related products was $378.8 million for the full year, including an operating loss of $6.8 million in the fourth quarter.

“We feel good about our 2010 results,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc. “Through the hard work of a lot of very dedicated and talented employees and dealers, we have made strong progress at transforming our business to be leaner, more agile and even more effective at delivering great products and customer experiences.

“In 2010, we expanded our international footprint, saw improvement in our motorcycle segment results driven by the restructuring of our operations and returned HDFS to solid profitability. A strong, financially sound Harley-Davidson is key to our ability to invest in the business and grow. While there is still hard work ahead and we remain cautious in our outlook, I am confident that we are positioning Harley-Davidson to succeed and deliver value for all our stakeholders into the future,” Wandell said.

2010 Retail Harley-Davidson Motorcycle Sales

Fourth Quarter: During the fourth quarter of 2010, retail sales of new Harley-Davidson motorcycles decreased 1.0 percent worldwide, down 0.2 percent in the U.S. and down 2.1 percent in international markets, compared to the prior-year quarter. Industry-wide U.S. heavyweight motorcycle (651cc-plus) retail unit sales decreased 14.8 percent in the fourth quarter compared to the year-ago period.

Full Year: For the full year 2010, worldwide retail sales of Harley-Davidson motorcycles decreased 8.5 percent compared to 2009. U.S. retail sales of Harley-Davidson motorcycles decreased 11.7 percent for the full year, while the U.S. heavyweight market segment was down 14.6 percent, compared to 2009. In international markets, retail sales of new Harley-Davidson motorcycles decreased 1.9 percent for the full year compared to 2009. For the full year, dealers sold 222,110 new Harley-Davidson motorcycles worldwide at retail, including 143,391 in the U.S.

“In the U.S., we are the market share leader in new on-road motorcycle sales, not only to Boomers but to young adults, women, African-American and Hispanic riders. In Europe, we moved into the number two market share spot for heavyweight motorcycles in 2010. For 2011, we plan to build on our position as one of the strongest brands in the world through our continued focus on customer-led products and experiences,” said Wandell.

Fourth quarter and full year data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

Fourth Quarter: Revenue from Harley-Davidson motorcycles in the fourth quarter of 2010 was $697.8 million, up 26.4 percent compared to the year-ago period. The Company shipped 44,481 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 35,938 motorcycles in the fourth quarter of 2009.

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Revenue from Parts and Accessories totaled $149.4 million during the quarter, up 3.3 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $61.5 million, down 7.9 percent compared to the year-ago period.

Gross margin was 29.6 percent in the fourth quarter, compared to 20.3 percent in the year-ago period. Fourth-quarter 2010 gross margin benefited from favorability on product mix and foreign currency, while fourth-quarter 2009 gross margin was adversely affected by higher fixed costs spread over fewer units and the impact of exiting the Buell product line. The Company had an operating loss in the fourth quarter from motorcycles and related products of $6.8 million compared to an operating loss of $221.8 million in the year-ago period.

Full Year: In 2010, the Company shipped 210,494 Harley-Davidson motorcycles, in line with its target range of 207,000 to 212,000 motorcycles. Full-year 2010 shipments were 5.6 percent lower than 2009, when the Company shipped 223,023 units. Revenue from Harley-Davidson motorcycles for the full year was $3.14 billion, a 1.2 percent decrease compared to 2009. Full-year P&A revenue was $749.2 million, a 2.4 percent decrease from the year-ago period. General Merchandise revenue was $259.1 million, an 8.2 percent decrease compared to 2009. Gross margin for the full year 2010 was 34.2 percent and operating margin was 9.1 percent, compared to 32.3 percent and 7.3 percent respectively in 2009.

Financial Services Segment

Fourth Quarter: The financial services segment recorded operating income of $43.5 million in the quarter, compared to an operating loss of $7.1 million in the year-ago quarter. The improvement in year-over-year operating income is largely the result of higher net interest income and lower provision for credit losses.

Full Year: For the full year 2010, operating income from financial services was $181.9 million, compared to an operating loss of $118.0 million in 2009. Full-year 2009 results were affected by two non-recurring, non-cash charges totaling $101.1 million.

Guidance

In 2011, the Company expects to ship 221,000 to 228,000 Harley-Davidson motorcycles to dealers and distributors worldwide, an approximate five percent to eight percent increase compared to 2010. The Company expects to ship more motorcycles to U.S. dealers than it anticipates dealers will sell at retail in 2011, to return aggregate U.S. dealer inventory to what the Company believes is an appropriate level. In the first quarter of 2011, Harley-Davidson expects to ship 51,000 to 56,000 motorcycles.

The Company expects 2011 gross margin to be between 34.0 percent and 35.0 percent. Harley-Davidson expects full-year capital expenditures of between $210 million and $230 million, including $60 million to $75 million to support restructuring activities.

Restructuring Update

The Company is lowering its cost estimates for previously announced restructuring activities which began in 2009 by $10 million to $25 million, and now expects the restructuring to result in total one-time charges of $495 million to $510 million into 2012, including charges of $85 million to $95 million in 2011. The Company expects to realize savings of $210 million to $230 million in 2011, and $275 million to $295 million in 2012, from restructuring activities initiated since early 2009. Upon completion of the restructuring activities, Harley-Davidson continues to expect to realize annual ongoing savings of $290 million to $310 million, beginning in 2013. In 2010, the Company incurred restructuring charges of $164 million and realized savings of $172 million.

The Company and the unions representing its production employees in Kansas City, Mo. are scheduled to begin negotiations this week on a new labor agreement to replace the current contract which is set to expire in July 2012. The Company has advised the unions that the Kansas City operations must become more competitive and flexible if those operations are to remain viable. The Company expects to make a decision on the future of the Kansas City operations in early March 2011, and will provide any updated cost and savings information at such time as it discloses a final decision.

Income Tax Rate

For the full year 2010, the Company’s effective income tax rate from continuing operations was 33.5 percent, compared to 60.5 percent in 2009. The 2009 effective tax rate was unfavorably impacted by a one-time tax charge related to a Wisconsin tax law change and a non-deductible goodwill charge. In 2011, the Company expects its full-year effective tax rate from continuing operations to be approximately 35.0 percent.

Cash Flow

Cash and marketable securities totaled $1.16 billion as of Dec. 31, 2010, compared to $1.67 billion at year-end 2009. For the full year 2010, cash provided by operating activities from continuing operations was $1.16 billion, compared to $609.0 million in 2009, and capital

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expenditures were $170.8 million in 2010, compared to $116.7 million in 2009. In December 2010, Harley-Davidson repurchased $297.0 million (face value) of senior unsecured notes more than three years ahead of their Feb. 14, 2014 maturity date, at a price of $380.8 million, using cash on hand, and subsequently retired the debt. If held to maturity, Harley-Davidson would have incurred approximately $438 million in principal and interest payments over the remaining life of the notes.

Discontinued Operations

In the third quarter, the Company completed the divesture of its MV Agusta subsidiary. For the full year, Harley-Davidson incurred a $113.1 million loss, net of tax, from discontinued operations, comprised of operating losses as well as fair value adjustments. Including discontinued operations, the Company reported earnings per share of $0.62 for the full year.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Harley-Davidson Financial Services (HDFS) and Buell Motorcycle Company (Buell).

Conference Call and Webcast Presentation

Harley-Davidson will discuss fourth-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor unions flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital and managing through unfavorable economic conditions and consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to manage through unfavorable economic conditions.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

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Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Motorcycles and related products revenue	$917,076	$764,499	$4,176,627	$4,287,130
Gross profit	271,066	154,821	1,427,403	1,386,196
Selling, administrative and engineering expense	260,153	256,387	885,137	851,165
Restructuring expense and other impairments	17,671	120,238	163,508	220,976

Operating (loss) income from motorcycles & related products	(6,758)	(221,804)	378,758	314,055

Financial services revenue	166,322	129,152	682,709	494,779
Financial services expense	122,844	134,178	500,836	581,059
Restructuring expense	—	2,098	—	3,302
Goodwill impairment	—	—	—	28,387

Operating income (loss) from financial services	43,478	(7,124)	181,873	(117,969)

Operating income (loss)	36,720	(228,928)	560,631	196,086
Investment income	1,776	1,037	5,442	4,254
Interest expense	20,209	10,212	90,357	21,680
Loss on debt extinguishment	85,247	—	85,247	—

(Loss) income before income taxes	(66,960)	(238,103)	390,469	178,660
(Benefit from) provision for income taxes	(24,884)	(90,933)	130,800	108,019

(Loss) income from continuing operations	(42,076)	(147,170)	259,669	70,641
Loss from discontinued operations, net of tax	(4,690)	(71,526)	(113,124)	(125,757)

Net (loss) income	$(46,766)	$(218,696)	$146,545	$(55,116)

(Loss) earnings per common share from continuing operations:
Basic	$(0.18)	$(0.63)	$1.11	$0.30
Diluted	$(0.18)	$(0.63)	$1.11	$0.30

Loss per common share from discontinued operations:
Basic	$(0.02)	$(0.31)	$(0.48)	$(0.54)
Diluted	$(0.02)	$(0.31)	$(0.48)	$(0.54)

(Loss) earnings per common share:
Basic	$(0.20)	$(0.94)	$0.63	$(0.24)
Diluted	$(0.20)	$(0.94)	$0.62	$(0.24)

Weighted-average common shares:
Basic	233,535	232,720	233,312	232,577
Diluted	233,535	232,720	234,787	233,573

Cash dividends per common share	$0.10	$0.10	$0.40	$0.40

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,021,933	$1,630,433
Marketable securities	140,118	39,685
Accounts receivable, net	262,382	269,371
Finance receivables held for investment, net	1,080,432	1,436,114
Restricted finance receivables held by variable interest entities, net (1)	699,026	—
Inventories	326,446	323,029
Assets of discontinued operations	—	181,211
Restricted cash held by variable interest entities (1)	288,887	—
Other current assets	247,402	462,106

Total current assets	4,066,626	4,341,949

Finance receivables held for investment, net	1,553,781	3,621,048
Restricted finance receivables held by variable interest entities, net (1)	2,684,330	—
Other long-term assets	1,126,003	1,192,521

	$9,430,740	$9,155,518

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$782,017	$676,599
Liabilities of discontinued operations	—	69,535
Short-term debt	480,472	189,999
Current portion of long-term debt	—	1,332,091
Current portion of long-term debt held by variable interest entities (1)	751,293	—

Total current liabilities	2,013,782	2,268,224

Long-term debt	2,516,650	4,114,039
Long-term debt held by variable interest entities (1)	2,003,941	—
Pension and postretirement healthcare liabilities	536,847	509,804
Other long-term liabilities	152,654	155,333

Total shareholders’ equity (1)	2,206,866	2,108,118

	$9,430,740	$9,155,518

(1)	On January 1, 2010, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140,” (codified within ASC Topic 860) and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (codified in ASC Topic 810, “Consolidations”). In accordance with ASC Topic 810, the Company determined that it is the primary beneficiary of its formerly unconsolidated variable interest entities. Accordingly, the Company began consolidating the variable interest entities on January 1, 2010. As a result of the consolidation, the Company recorded a reduction to retained earnings of $40.6 million net of tax.

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2008
Net cash provided by (used by) operating activities of continuing operations	$1,163,418	$609,010	$(608,029)

Cash flows from investing activities of continuing operations:
Capital expenditures	(170,845)	(116,748)	(228,959)
Finance receivables held for investment, net	416,430	(771,058)	(159,631)
Collection of retained securitization interests	—	61,170	93,747
Net change in marketable securities	(100,148)	(39,685)	2,543
Other, net	—	2,834	(2,575)

Net cash provided by (used by) investing activities of continuing operations	145,437	(863,487)	(294,875)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	—	496,514	993,550
Repayment of medium-term notes	(200,000)	—	(400,000)
Proceeds from issuance of senior unsecured notes	—	595,026	—
Repayment of senior unsecured notes	(380,757)	—	—
Proceeds from securitization debt	598,187	2,413,192	—
Repayments of securitization debt	(1,896,665)	(263,083)	—
Net increase (decrease) in credit facilities and unsecured commercial paper	30,575	(1,083,331)	761,065
Net change in asset-backed commercial paper	(845)	(513,168)	490,000
Net change in restricted cash	77,654	(167,667)	—
Dividends	(94,145)	(93,807)	(302,314)
Purchase of common stock for treasury	(1,706)	(1,920)	(250,410)
Excess tax benefits from share-based payments	3,767	170	320
Issuance of common stock under employee stock option plans	7,845	11	1,179

Net cash (used by) provided by financing activities of continuing operations	(1,856,090)	1,381,937	1,293,390

Effect of exchange rate changes on cash and cash equivalents of continuing operations	4,940	6,789	(20,352)

Net (decrease) increase in cash and cash equivalents of continuing operations	(542,295)	1,134,249	370,134

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(71,073)	(71,298)	(75,028)
Cash flows from investing activities of discontinued operations	—	(18,805)	(99,963)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	(1,195)	(1,208)	(4,439)

	(72,268)	(91,311)	(179,430)

Net (decrease) increase in cash and cash equivalents	$(614,563)	$1,042,938	$190,704

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$1,630,433	$568,894	$402,854
Cash and cash equivalents of discontinued operations - beginning of period	6,063	24,664	—
Net (decrease) increase in cash and cash equivalents	(614,563)	1,042,938	190,704
Less: Cash and cash equivalents of discontinued operations - end of period	—	(6,063)	(24,664)

Cash and cash equivalents - end of period	$1,021,933	$1,630,433	$568,894

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Harley-Davidson® motorcycles	$697,781	$552,036	$3,136,987	$3,174,810
Buell® motorcycles	4,546	(3,962)	16,280	46,514
Parts & Accessories	149,395	144,626	749,240	767,275
General Merchandise	61,458	66,752	259,125	282,210
Other	3,896	5,047	14,995	16,321

	$917,076	$764,499	$4,176,627	$4,287,130

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	27,617	20,036	131,636	144,464
International	16,864	15,902	78,858	78,559

Total Harley-Davidson	44,481	35,938	210,494	223,023

Buell	63	3,026	2,614	9,572

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	18,514	14,780	81,927	84,104
Custom	17,835	16,517	87,158	91,650
Sportster®	8,132	4,641	41,409	47,269

Total Harley-Davidson	44,481	35,938	210,494	223,023

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
North America Region
United States	21,246	21,284	143,391	162,385
Canada	1,022	1,030	10,376	11,406

Total North America Region	22,268	22,314	153,767	173,791

Europe Region (Includes Middle East and Africa)
Europe*	5,938	6,322	37,378	36,444
Other	731	997	3,810	3,560

Total Europe Region	6,669	7,319	41,188	40,004

Asia Pacific Region
Japan	2,951	2,865	11,405	13,105
Other	2,750	2,649	9,582	9,884

Total Asia Pacific Region	5,701	5,514	20,987	22,989

Latin America Region	1,752	1,607	6,168	5,850

Total Worldwide Retail Sales	36,390	36,754	222,110	242,634

Data Source (subject to update)

Data source for all retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Twelve months ended
	December 31, 2010	December 31, 2009
United States[2]	259,733	304,304

	Eleven months ended
	November 30, 2010	November 30, 2009
Europe[3]	294,351	304,670

1 - Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include both on-highway and dual purpose models and three-wheeled vehicles.

2 - United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update. Prior periods have been adjusted to include all dual purpose models that were previously excluded.

3 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data is derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update.